NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 17, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 06, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Arcadium Lithium plc and Rio Tinto BM Subsidiary Limited, an indirectly wholly owned subsidiary of Rio Tinto Western Holdings Limited, which are an indirect wholly owned subsidiary of Rio Tinto plc, became effective before market open on March 6, 2025. Each Ordinary Share of Arcadium Lithium plc was converted into USD 5.85 in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 06, 2025.